UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

POLARITYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Wright Brothers Drive

Salt Lake City, UT 84116

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (800) 560-3983

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 29, 2019, PolarityTE, Inc. (the “Company”) issued a press release announcing the engagement of Richard Hague as its Chief Operating Officer effective April 8, 2019.

Before joining the Company Mr. Hague, age 58, served as the Chief Commercial Officer of Anika Therapeutics, Inc., which he began in October 2015. From November 2014 to October 2015, Mr. Hague was the Vice President Sales and Marketing at TEI Medical where he was responsible for driving the revenue growth of that corporation’s dermal scaffold product, as well as for the build out of its sales and marketing teams. From 2011 through 2014, Mr. Hague was Vice President Sales, Marketing, and Commercial Operations for Sanofi Biosurgery’s Cell Therapy and Regenerative Medicine group. In this role, Mr. Hague was responsible for the global commercial operations of the group’s products in the orthopedic sports medicine and burn markets. Prior to this, Mr. Hague was the Senior Director and Head of Sales for Genzyme Biosurgery where he headed the U.S. sales team in the orthopedics and sports medicine market. Mr. Hague holds a B.S. in marketing from the University of Connecticut.

The employment agreement with Mr. Hague is for a term of one year beginning April 8, 2019, and automatically renews for successive one-year periods unless either party elects to terminate the agreement by notice to the other party given not less than 30 days prior to the end of the then current term. The annual base salary under the agreement is $370,000 and shall be increased (but may not be decreased) on each anniversary of the date during the employment term by a percentage equal to the greater of (i) a percentage increase determined by the board of directors, or (ii) the annual percentage increase (if any) of the Consumer Price Index for All Urban Consumers. Mr. Hague is eligible for an annual bonus as determined at the discretion of the board of directors, with a target of 50% of the base salary. The Company agreed to pay Mr. Hague a signing bonus of $30,000 in two equal installments on the effective date of the engagement and September 1, 2019. On the effective date of his engagement, Mr. Hague will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”) (a) an option to purchase 65,000 shares of Company common stock at an exercise price per share equal to the closing price for the Company’s common stock on April 7, 2019, which vests subject to continued employment in 24 equal monthly installments beginning May 8, 2019, and (b) a restricted stock award representing the right to receive a total of 35,000 shares of common stock that vests, subject to continued employment, in four installments every six months beginning on October 8, 2019. Mr. Hague is entitled to participate in the Company’s insurance and benefit plans on the same basis as other employees of the Company.

Current COO and co-founder Ned Swanson, MD, will remain the Company’s Chief Translational Medicine Officer to lead efforts in bringing more PolarityTE pipeline technologies through the development cycle for clinical application.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLARITYTE, INC.

Dated: March 29, 2019	/s/ Paul Mann
Paul Mann
Chief Financial Officer

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